UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 28, 2012

Prudential Bancorp, Inc. of Pennsylvania
(Exact name of registrant as specified in its charter)

Pennsylvania	000-51214	68-0593604
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 Oregon Avenue, Philadelphia, Pennsylvania		19145
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a)-(d)     Not applicable.

(e)           On August 28, 2012 and August 29, 2012, Prudential Savings Bank (the “Bank”), the wholly owned subsidiary of Prudential Bancorp, Inc. of Pennsylvania (the “Company”), entered into Endorsement Split Dollar Insurance Agreements with Joseph Corrato, Executive Vice President and Chief Financial Officer, and Jack Rothkopf, Controller, respectively (the “Agreements”).  The Agreements provide that the officer’s beneficiary will receive two times the officer’s annualized base salary at the date of death (the “Executive’s Interest”) (provided such amount does not exceed the Net Death Proceeds, as such term is defined in the Agreements, of the insurance policy) while the Bank will receive any amount of death benefits in excess of the Executive’s Interest.  The Agreements may be terminated at any time by the Bank or the officer and, in such event, the Bank will collect the cash surrender value or the death proceeds of the policy, as applicable, at the date of termination of the policy.  The Agreement with Mr. Corrato is a replacement for the Endorsement Split Dollar Insurance Agreement entered into effective as of  January 1, 2006 (“Prior Agreement”); the terms of the Agreement are the same as the Prior Agreement.

  For additional information, reference is made to the Agreements which are included as Exhibits 10.1 and 10.2 hereto and which are incorporated herein by reference thereto.

(f)          Not applicable.

Item     9.01     Financial Statements and Exhibits

(a)         Not applicable.

(b)         Not applicable.

(c)         Not applicable.

(d)         The following exhibit is included with this Report:

Exhibit No.	Description
10.1	Endorsement Split Dollar Insurance Agreement, dated August 28, 2012, between Joseph Corrato and the Bank
10.2	Endorsement Split Dollar Insurance Agreement dated August 29, 2012 between Jack Rothkopf and the Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA

By:	/s/Joseph R. Corrato
Name:	Joseph R. Corrato
Title:	Executive Vice President and Chief Financial Officer

Date: August 31, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Endorsement Split Dollar Insurance Agreement, dated August 28, 2012, between Joseph Corrato and the Bank
10.2	Endorsement Split Dollar Insurance Agreement dated August 29, 2012 between Jack Rothkopf and the Bank